UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2024

Ispire Technology Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41680	84-5106049
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

19700 Magellan Drive

Los Angeles, CA 90502

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 742-9975

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ISPR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On May 20, 2024, the Board of Directors (the “Board”) of Ispire Technologies, Inc. (the “Company”) appointed Tirdad Rouhani as the new President of the Company effective May 31, 2024 and Aspire North America LLC (“Aspire”), the wholly-owned subsidiary of the Company, and appointed David Hessler as the new Chief Operating Officer of the Company and Aspire effective May 31, 2024.

Tirdad Rouhani, President

Mr. Rouhani, age 41, served as the Chief Operating Officer of the Company from July 2022 until his appointment as President of the Company. In the prior four years, Mr. Rouhani has been deeply entrenched in the cannabis industry. He held the role of Chief Operating Officer at Touchstone (one of the largest cannabis extraction lab and co-packing businesses in California) in 2019 prior to taking on the role of Chief Executive Officer for Napalm Brands, a Los Angeles-based cannabis products brand, in March 2020. Prior to entering the cannabis industry through his position at Napalm Brands, Mr. Rouhani co-founded Block Nexus, an incubator of SaaS data aggregator technologies in 2016 and served as a principal until 2019 . Between 2008 and 2015, Mr. Rouhani served as a business process consultant at Live Nation (NYSE: LYV), a multinational entertainment company that promotes, operates and manages ticket sales for live entertainment. Prior to joining Live Nation, Mr. Rouhani additionally held positions at Deloitte and Real Estate Income Partners. He received his B.A. and Masters in Accounting from the University of Arizona where he studied business.

Mr. Rouhani’s compensation will remain unchanged at this time.

There are no family relationships between Mr. Rouhani and any of the Company’s executive officers or directors, and no arrangements or understandings between Mr. Rouhani and any other person pursuant to which he was selected as an officer. Mr. Rouhani is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

David Hessler, Chief Operating Officer

Mr. Hessler, age 56, began his career in 1989 at the port of Long Beach, CA as Account Executive at Sea-Land Service Inc., a container shipping company. Following a transfer to Moscow, Russia in 1992, he led sales activities for Sea-Land’s fast-growing business in Russia and the former Soviet Union, at a time when many multinational corporations were establishing their Russian entities. In 1995, Mr. Hessler joined Philip Morris International (NYSE: PM), a multinational tobacco company, as Logistics Analyst in Lausanne, Switzerland, managing their cigarette export business to Russia and the Commonwealth of Independent States. He joined RJ Reynolds International (“RJRI”), a multinational tobacco company, in 1997, based in Moscow as Import Manager. In 1999 Japan Tobacco International (“JTI”) acquired the non-US operations of RJRI and Mr. Hessler was subsequently assigned to Hong Kong to lead JTI’s global supply chain function for Asia Pacific. In 2004 Mr. Hessler was transferred to JTI’s headquarters in Geneva, Switzerland as Global Customer Service Director, where he ran the export activities for domestic and duty-free markets worldwide. In 2007, Mr. Hessler was assigned Manufacturing Services Director at JTI Petro, in Saint Petersburg, Russia, managing a factory with total annual output of 87 billion cigarettes and a retail value of $5 billion. In 2009 he was transferred to South Korea as JTI’s Contract Manufacturing Director and worked in Korea for five years.

Between 2014 and 2016, Mr. Hessler served as mentor to the CEO of Berkeley, CA-based vaporizer startup Uptoke. From 2017 to 2020, Mr. Hessler became President of Manufacturing at Grupo Flor, a vertically integrated licensed cannabis company. Since 2020, Mr. Hessler was the CEO of Swiss Tech Labs, based in Montreux, Switzerland, as the exclusive European supplier of CBD products to Oettinger Davidoff AG, a manufacturer of luxury cigars. Mr. Hessler graduated from Georgetown University’s School of Foreign Service in 1989 with a bachelor in International Relations.

In connection with Mr. Hessler’s appointment as Chief Operating Officer of the Company, the Company has agreed to compensate him an annual base salary of $300,000, and an annual discretionary performance bonus target of 30% of base salary.

There are no family relationships between Mr. Hessler and any of the Company’s executive officers or directors, and no arrangements or understandings between Mr. Hessler and any other person pursuant to which he was selected as an officer. Mr. Hessler is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ispire Technology Inc.

	By:	/s/ Michael Wang
		Name:	Michael Wang
		Title:	Co-Chief Executive Officer

Dated: May 24, 2024

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